Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Rhodium Enterprises Inc.

Fort Worth, Texas

We consent to the inclusion in this Registration Statement on Amendment No. 1 to Form S-4 (No. 333-267934) of SilverSun Technologies, Inc. of our report dated April 29, 2022 relating to our audits of the consolidated financial statements of Rhodium Enterprises Inc. as of December 31, 2021 and 2020, and for the year ended December 31, 2021, and for the period from April 1, 2020 (inception) to December 31, 2020, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ ArmaninoLLP

Dallas, Texas

January 9, 2023